Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust II: Fidelity California AMT Tax-Free Money Market Fund and Fidelity California Municipal Money Market Fund of our report dated April 15, 2009 on the financial statements and financial highlights included in the February 28, 2009 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2009